                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                        SIGMATRON INTERNATIONAL, INC.
- - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                        SIGMATRON INTERNATIONAL, INC.
- - - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- - - --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- - - --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - - --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- - - --------------------------------------------------------------------------------

     (5) Total fee paid:

- - - --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- - - --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - - --------------------------------------------------------------------------------

     (3) Filing party:

- - - --------------------------------------------------------------------------------

     (4) Date filed:

- - - --------------------------------------------------------------------------------

                         SIGMATRON INTERNATIONAL, INC.
                              2201 LANDMEIER ROAD
                          ELK GROVE VILLAGE, IL 60007

                                                                 August 16, 1996

Notice of Annual Stockholders Meeting:

     You are hereby notified that the 1996 Annual Meeting of Stockholders of SigmaTron International, Inc. (the "Company") will be held at the Holiday Inn located at 1000 Busse Road, Elk Grove Village, Illinois at 10:00 a.m. local time, on Friday, September 20, 1996, for the following purposes:

        1. To elect three Class III directors to hold office until the 1999 Annual Meeting.

        2. To consider a proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 30, 1997.

        3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 26, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

     You are urged to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please date, sign and return the enclosed proxy in the envelope provided.

                                          By Order of the Board of Directors

                                          LINDA K. BLAKE
                                          Secretary

                         SIGMATRON INTERNATIONAL, INC.
                              2201 LANDMEIER ROAD
                          ELK GROVE VILLAGE, IL 60007

                      1996 ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 20, 1996

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement and the accompanying proxy are furnished to stockholders of SigmaTron International, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1996 Annual Meeting of Stockholders (the "Meeting") to be held at the Holiday Inn located at 1000 Busse Road, Elk Grove Village, Illinois, at 10:00 a.m. local time, on Friday, September 20, 1996, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the form of proxy included herewith and the Company's Annual Report to Stockholders for the fiscal year ended April 30, 1996 are being mailed to stockholders on or about August 16, 1996.

     Stockholders of record at the close of business on July 26, 1996, are entitled to notice of and to vote at the Meeting. On such date there were outstanding 2,782,289 shares of common stock par value $.01 per share (the "Common Stock"). The presence, in person or by proxy, of the holders' of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the record date.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Abstentions will have the same effect as negative votes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made, such proxies will be voted FOR the election of all nominees named under the caption "Election of Directors" as set forth therein as directors of the Company, and FOR the ratification of the selection of Ernst & Young LLP as Independent Auditors. Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company, either prior to the Meeting (at the above address) or at the Meeting if the stockholder attends in person. A later dated proxy will revoke a prior dated proxy.

     As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Meeting. If other proper matters are presented to the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

     The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of July 26, 1996.

                             HOLDINGS OF DIRECTORS
                             AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of July 26, 1996, by (i) each director of the Company, (ii) each executive officer of the Company, (iii) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, and (iv) all directors and executive officers as a group.

                              BENEFICIAL OWNERSHIP

                                                                        NUMBER OF
                                   NAME                                 SHARES(1)     PERCENT
    ------------------------------------------------------------------- ---------     -------
    Circuit Systems, Inc.(2)...........................................  556,413        20.0%
      2350 E. Lunt
      Elk Grove Village, IL 60007
    Tang Industries, Inc.(3)...........................................  229,413         8.3
      3773 Howard Hughes Pkwy., Ste. 350N
      Las Vegas, NV 89109
    The Tang Foundation for the Research
      of Traditional Chinese Medicine(11)..............................  310,000        11.1
      3773 Howard Hughes Pkwy., Ste. 350N
      Las Vegas, NV 89109
    Gary R.Fairhead(7)(10).............................................  169,912         6.0
      2201 Landmeier Road
      Elk Grove Village, IL 60007
    Gregory A.Fairhead(10).............................................   73,157         2.6
    John P. Sheehan(10)................................................   34,442         1.2
    Linda K. Blake(10).................................................    5,150           *
    Nunzio A. Truppa...................................................      100           *
    Dilip S. Vyas(4)(7)(9).............................................   45,500         1.6
    John P. Chen(5)(9).................................................   45,700         1.6
    William C. Mitchell(9).............................................   10,700           *
    D.S. Patel(2)(6)(9)................................................   10,500           *
    Thomas W. Rieck(7)(9)..............................................   19,500           *
    Franklin D. Sove(8)(9).............................................   11,500           *
    Steven A. Rothstein(9).............................................    3,600           *
    All directors and executive officers as a group....................  429,761        14.3%

- - - ---------------
  *  Less than 1 percent.

 (1) Unless otherwise indicated in the footnotes to this table, the Company believes the individuals named in this table have sole voting and investment power with respect to all shares of Common Stock reflected in this table.

 (2) Circuit Systems, Inc. ("CSI") is a publicly held corporation which manufactures printed circuit boards. D.S. Patel owns approximately 30% of the outstanding common stock of CSI. Other officers and directors of the Company also own shares of CSI common stock.

 (3) Tang Industries, Inc. manufactures and distributes metals and other products and is controlled by Cyrus Tang.

 (4) Dilip S. Vyas is a Director and Vice President -- Business Development of CSI. The number of shares includes 35,000 shares from Directors' Warrants granted in February 1994, deemed exercised solely for purposes of showing total shares owned by Mr. Vyas.

 (5) John P. Chen is Vice President and Chief Financial Officer of National Material L.P. ("NMLP"). NMLP is a private limited partnership which is controlled by Cyrus Tang. Some of the directors of the Company own nominal interests in NMLP. The number of shares includes 35,000 shares from

     Directors' Warrants granted in February 1994, deemed exercised solely for purposes of showing total shares owned by Mr. Chen.

 (6) D.S. Patel is the Chairman of the Board of Directors, President and Chief Executive Officer of CSI and owns approximately 30% of CSI's outstanding common stock.

 (7) Thomas W. Rieck, Dilip S. Vyas and Gary R. Fairhead serve on the Board of Directors of CSI.

 (8) Franklin D. Sove is the Chief Executive Officer of NMLP.

 (9) Includes 3,500 shares of Common Stock subject to options granted in September 1994 under the 1994 Directors' Stock Option Plan ("Directors' Plan"), 3,500 shares granted in September 1995 and 3,500 shares expected to be granted at the 1996 Annual Meeting. All options are deemed exercised solely for purposes of showing total shares owned by such non-employee directors.

(10) The number of shares includes 28,500, 28,500, 19,000 and 4,000 of currently exercisable stock options for Gary R. Fairhead, Gregory A. Fairhead, John
     P. Sheehan and Linda K. Blake, respectively. The service-based options are included solely for the purpose of showing total shares owned.

(11) The Tang Foundation for the Research of Traditional Chinese Medicine is a not-for-profit corporation which is controlled by Cyrus Tang.

                             ELECTION OF DIRECTORS

     Pursuant to the Company's Certificate of Incorporation the Board of Directors is divided into three classes of directors serving staggered three-year terms. The terms of Class III directors (Messrs. Fairhead, Sove and Vyas) expire in 1996; the terms of Class II directors (Messrs. Patel and Chen) expire in 1998; and the terms of Class I directors (Messrs. Rieck, Rothstein and Mitchell) expire in 1997. All directors of each class will hold their positions until the annual meeting of stockholders at which the terms of the directors in such class expire, or until their respective successors are elected and qualify.

          NOMINEES FOR ELECTION AS CLASS III DIRECTORS AT THE MEETING

     Three Class III directors are to be elected by a plurality of the stockholder votes cast at the Meeting, to serve until the 1999 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify. The following persons have been nominated:

                                                                                       DIRECTOR OF
                                   PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS        COMPANY
         NAME            AGE               AND OTHER PUBLIC DIRECTORSHIPS                 SINCE
- - - -----------------------  ---   ------------------------------------------------------  -----------
Dilip S. Vyas..........  48    Director and Vice President -- Business                     1994
  Class III                    Development of CSI since 1987.
Franklin D. Sove.......  61    Mr. Sove has been CEO of NMLP since 1994. Prior, Mr.        1994
  Class III                    Sove was Executive Vice President of Tang Industries,
                               Inc. from May 1989.
Gary R. Fairhead.......  44    President of the Company since January 1990.                1994
  Class III                    Director of CSI.

     The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend. THE ENCLOSED PROXY CANNOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN THREE, THE NUMBER OF NOMINEES NAMED IN THIS PROXY STATEMENT.

                                  DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING      DIRECTOR OF
                                   PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS        COMPANY
         NAME            AGE               AND OTHER PUBLIC DIRECTORSHIPS                 SINCE
- - - -----------------------  ---   ------------------------------------------------------  -----------
William C. Mitchell....  70    Director of Comerica Bank Illinois since 1995.              1994
  Class I                      Consultant to Lake Shore Bancorp, Inc. from 1933 and
                               Chairman and Director of Lake Shore National Bank of
                               Chicago from 1975 to 1993.

                                  DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING      DIRECTOR OF
                                   PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS        COMPANY
         NAME            AGE               AND OTHER PUBLIC DIRECTORSHIPS                 SINCE
- - - -----------------------  ---   ------------------------------------------------------  -----------
Thomas W. Rieck........  51    Attorney and Partner at Rieck and Crotty, P.C.              1994
  Class I                      Director of CSI.
Steven A. Rothstein....  45    Chairman of the Board for National Securities               1994
  Class I                      Corporation of Seattle, Washington since 1995. Prior
                               thereto, Managing Director of H.J. Meyers & Co.
                               (1994-1995) and Rodman & Renshaw (1992-1994) and
                               Oppenheimer & Co. (from June 1990), companies in the
                               securities broker-dealer business. Mr. Rothstein was
                               nominated and elected as a designee of the
                               underwriters in connection with the Company's February
                               1994 initial public offering. Director of New World
                               Coffee, Inc., Comadore Environmental Services, Inc.,
                               and Gateway Data Sciences.
D.S. Patel.............  55    Chairman of the Board of Directors, President and           1994
  Class II                     Chief Executive Officer of CSI since 1987.
John P. Chen...........  42    Vice President and Chief Financial Officer of NMLP
  Class II                     since October 1993. Director for Siderurgica
                               Zenozolana S.A.I.C.A. - SA. Prior thereto, he was the
                               President of OSI, an office furniture manufacturer.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follow:

              NAME                 AGE                          POSITION
- - - ---------------------------------  ---   ------------------------------------------------------
Gary R. Fairhead(1)(2)...........  44    President and Chief Executive Officer
Linda K. Blake(3)................  35    Chief Financial Officer, Vice President -- Finance,
                                         Treasurer and Secretary
Nunzio A. Truppa(4)..............  58    Vice President -- Domestic Operations
Gregory A. Fairhead(1)(5)........  40    Vice President -- Mexican Operations and Assistant
                                         Secretary
John P. Sheehan(6)...............  35    Vice President -- Director of Materials and Assistant
                                         Secretary

- - - ---------------
(1) Gary R. and Gregory A. Fairhead are brothers.

(2) Gary R. Fairhead has been the President of the Company since January 1990 and prior to January 1990 was the Executive Vice President of the Company's predecessor.

(3) Linda K. Blake is the Company's Vice President of Finance, Treasurer, Secretary and Chief Financial Officer and was Controller of the Company from June 1991 to February 1994. Prior thereto beginning in April 1990, she was Controller of Monsun Tison, Inc., a corporation which manufactures hydraulic valves.

(4) Nunzio A. Truppa has been Vice President -- Domestic Operations for the Company, or held equivalent management positions with the Company's predecessor, since January 1987.

(5) Gregory A. Fairhead has been Vice President -- Mexican Operations for the Company since February 1990 and is Assistant Secretary.

(6) John P. Sheehan has been Vice President -- Director of Materials of the Company since April, 1990 and is Assistant Secretary.

  Director Committees; Board Meetings

     The Board of Directors has established an Audit Committee, a Nominating Committee, a Compensation Committee and an Offer Evaluation Committee. Each committee is composed of at least two independent directors who together constitute a majority of each committee.

     The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. Messrs. Mitchell, Rieck, and Sove are members of the Audit Committee, of which Mr. Sove is the Chairman.

     The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer the Company's 1993 Stock Option Plan. Messrs. Mitchell, Rieck and Rothstein are members of the Compensation Committee, of which Mr. Mitchell is the Chairman.

     The functions of the Nominating Committee are to review and recommend to the Board of Directors a slate of nominees for each election of members to the Board of Directors, to review and recommend changes to the number, classification, and term of directors and to receive and review nominations by Stockholders with regard to the nomination process. Messrs. Mitchell, Rieck and Rothstein are members of the Nominating Committee.

     The functions of the Offer Evaluation Committee are to review and evaluate all offers to purchase substantially all or a majority of the capital stock or assets of the Company and make a recommendation to the Board of Directors concerning the offer itself and whether investment banking assistance should be employed by the Company.

     The Board of Directors held six meetings during the fiscal year ended April 30, 1996. The Compensation Committee and the Audit Committee held one meeting during fiscal 1996.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid $1,000 for each committee meeting attended up to an amount not to exceed $10,000 per director per year. Each non-employee director was paid $1,000 per meeting. Non-employee directors are also eligible to receive options to acquire shares of Common Stock under the Directors' Plan, which calls for the grant of options for 3,500 shares per director at each of the 1994, 1995 and 1996 annual shareholders meetings. Such options are exercisable for ten years from the respective date of grant at a price based on the price of the common stock on the respective grant dates.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation paid by the Company for its fiscal years ended April 30, 1996, 1995 and 1994 to the Company's Chief Executive Officer and each executive officer of the Company whose total annual salary, bonus and other compensation for such year exceeded $100,000:

                              ANNUAL COMPENSATION

                                                                                       LONG TERM
                                                                                      COMPENSATION      ALL OTHER
                                                          SALARY         BONUS          OPTIONS        COMPENSATION
         NAME AND PRINCIPAL POSITION                       ($)            ($)           (#) (4)          ($) (5)
- - - ---------------------------------------------           ----------     ----------     ------------     ------------
Gary R. Fairhead.............................  1996     145,600.00     200,000.00(1)      --               --
  President and Chief                          1995     142,900.00     125,600.00(2)      --               --
  Executive Officer                            1994     118,694.33     105,300.00(3)     241,250           --
Gregory A. Fairhead..........................  1996     109,250.00      90,000.00(1)      --               --
  Vice President -- Mexican Operations         1995     102,044.21      64,250.00(2)      --               --
  and Assistant Secretary                      1994      92,024.92      53,782.69(3)     166,875           --
John P. Sheehan..............................  1996      81,700.00      75,000.00(1)      --               --
  Vice President -- Director of Materials      1995      73,402.72      63,200.00(2)      --               --
  and Assistant Secretary                      1994      63,395.15      52,678.08(3)     143,125           --
Linda K. Blake...............................  1996      68,700.00      45,000.00(1)      --               --
  Chief Financial Officer, Vice President --   1995      59,950.90      32,700.00(2)      --               --
    Finance,
  Treasurer and Secretary                      1994      49,385.43      22,154.00(3)      73,750           --
Nunzio A. Truppa.............................  1996     101,400.00         --    (1)      --            185,464.05
  Vice President -- Domestic                   1995      99,351.90       8,900.00(2)      --            235,028.11
  Operations                                   1994      90,850.00       3,695.00(3)      --            166,385.98

- - - ---------------
(1) Bonus represents bonus earned in fiscal 1996 and paid in fiscal 1997.

(2) Represents bonus earned in fiscal 1995 and paid in fiscal 1996.

(3) Represents bonus earned in fiscal 1994 and paid in fiscal 1995.

(4) See chart below for exercisable and unexercisable options in last fiscal year.

(5) Represents commission paid to Mr. Truppa for sales made in fiscal 1996, 1995 and 1994.

  Option Exercises and Fiscal Year-End Values

     The following table sets forth certain information with respect to each named executive officer of the Company concerning the exercise of options during the fiscal year ended April 30, 1996, as well as any unexercised options held as of the end of such fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF SHARES
                                                                   UNDERLYING            VALUE OF UNEXERCISED
                                                                   UNEXERCISED            IN-THE-MONEY OPTION
                               SHARES                        OPTIONS AT FY-END(#)(1)        AT FY-END($)(1)
                            ACQUIRED ON         VALUE             EXERCISABLE/               EXERCISABLE/
           NAME             EXERCISE(#)      REALIZED($)          UNEXERCISABLE              UNEXERCISABLE
- - - --------------------------  ------------     -----------     -----------------------     ---------------------
Gary R. Fairhead..........       --               --              28,500/162,750             21,375/122,063
Gregory A. Fairhead.......       --               --              28,500/110,250             21,375/ 82,688
John P. Sheehan...........       --               --              19,000/ 96,000             14,250/ 72,000
Linda K. Blake............       --               --               4,000/ 51,000              3,000/ 38,250
Nunzio A. Truppa..........       --               --                         0/0                        0/0

- - - ---------------
(1) A portion of these options vest on the Company's attainment of certain earnings per share levels through fiscal year 1999 and a portion of these options are service-based options, which vest over a five-year period from February 1994.

STOCK PRICE PERFORMANCE GRAPH

     The following performance graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on February 9, 1994 through April 30, 1996 with the cumulative total return on (i) a group consisting of the Company's peer corporations on a line-of-business basis (the "Peer Group") and
(ii) the NASDAQ Composite Index (Total Return). The comparison assumes $100 was invested on February 9, 1994 in the Company's Common Stock, the Peer Group (allocated equally among each of the Peer Group members) and the NASDAQ Composite Index and assumes reinvestment of dividends, if any. The Peer Group consists of Benchmark Electronics, Inc., Dovatron International, Inc., IEC Electronics Corp., Plexus Corp., SCI Systems, Inc. and Solectron Corp.

                COMPARISON OF FIVE* YEAR CUMULATIVE TOTAL RETURN
                 AMONG SIGMATRON INTERNATIONAL, INC. PEER GROUP
                   AND NASDAQ COMPOSITE INDEX (TOTAL RETURN)

      MEASUREMENT PERIOD         SIGMATRON IN-
    (FISCAL YEAR COVERED)         TERNATIONAL     PEER GROUP        NASDAQ
2/9/94                                  100.00          100.00          100.00
4/29/94                                 107.14           83.36           91.79
4/28/95                                  98.21           88.24          106.69
4/26/96                                 110.71          144.02          152.09

- - - ---------------
* Prior to February 9, 1994, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period from that date through April 30, 1996.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Company's executive compensation policy is to provide compensation and benefit programs to enable it to attract and retain talented executives. Total compensation includes base salary, annual cash bonuses, long-term incentives and employee benefits. Guiding principles include offering competitive base salary and employee benefit packages compared to similarly capitalized companies with comparable operating results; annual cash bonuses based on individual contributions to financial results and strategic planning and long-term stock based incentives, helping to assure that management's interests are closely aligned with those of shareholders. The Company seeks to reward outstanding executive performance contributing to superior operating results and enhanced shareholder value.

     The Board of Directors administers the Company's executive compensation policy through its Compensation Committee and the Compensation Committee's supervision of the determinations of the Company's senior executive officers on compensation matters. The base salary of the President and Chief Executive Officer and the executive officers of the Company is determined by the Board of Directors acting on the recommendations of its Compensation Committee. The President and Chief Executive Officer recommends to the Compensation Committee the base salaries to be paid to all other executive officers.

     Annual cash bonuses are determined by action of the Board of Directors on recommendations made to it by its Compensation Committee. Stock options may be granted to key employees of the Company as determined by the Compensation Committee pursuant to the Company's 1993 Stock Option Plan. Stock options are also granted to non-employee directors of the Company on a formula basis as provided by the Directors' Plan.

REPORT OF 1996 COMPENSATION OF EXECUTIVE OFFICERS

     Salaries and bonuses paid to executive officers, increased from fiscal 1995, reflect their increased contributions to the Company's operating results. The Committee did not grant any additional stock options subsequent to the Company's initial public offering in February, 1994, as the Committee believes the outstanding stock options granted to executive officers in February, 1994, as a part of the initial public offering continue to provide substantial incentive to increase shareholder value; at the same time, however, the Committee has decided to increase its attention to the possibility of granting additional options in the near future.

REPORT OF 1996 COMPENSATION OF CHIEF EXECUTIVE OFFICER AND PRESIDENT

     The compensation for the Company's President and Chief Executive Officer is set within the philosophy and policy identified above for all executive officers. In setting the salary and determining the bonus of the President and Chief Executive Officer of the Company, the Compensation Committee considered, among other factors, the Company's most recent financial results. Keeping in mind the philosophy of emphasis on performance-based compensation, the Committee is of the opinion that there should be no change in Mr. Fairhead's base salary. Further, the Committee is of the opinion that Mr. Fairhead's present salary level is consistent with the level of compensation paid to the chief executive officers and presidents of comparable companies with comparable operating results. The Committee's bonus award (an increase of $80,000) was based upon increases (from 1995) in sales, pre-tax income, net income and earnings per share of 53.4%, 23.8%, 25.2% and 24.6%, respectively.

THIS REPORT IS SUBMITTED BY THE MEMBERS OF THE COMMITTEE:

                                        William C. Mitchell (Chairman)
                                        Thomas W. Rieck
                                        Steven A. Rothstein

     Deductibility of Certain Executive Compensation. Section 162(m), added to the federal Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993 (the "Act"), denies publicly held corporations a deduction for compensation in excess of $1 million per year paid or accrued with respect to certain executives in taxable years beginning on or after January 1, 1994, except to the extent that such compensation qualifies for an exemption from that limitation. Exempt compensation includes only the following: (a) performance-based compensation (provided that certain outside directors, shareholder approval, and certification requirements are met); (b) commissions; (c) payments from certain tax-qualified retirement plans; (d) health and other fringe benefits that are reasonably believed to be excludable from gross income; and (e) compensation payable under a binding written contract in effect February 17, 1993.

     The new deduction limitation has no effect on the Company's ability to deduct payments made (or deemed made for tax purposes) in fiscal 1996 to the named executive officers listed in the summary compensation table. The new limitation, however, could affect the ability of the Company and its subsidiaries to deduct compensation paid to such officers in fiscal 1997 and subsequent years. The Company intends to take appropriate action to comply with Act so that deductions will be available to it for all compensation paid to its executive officers to the extent practicable in fiscal 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All members of the Board of Directors participated in its deliberations concerning executive officers' compensation, except that Mr. Gary R. Fairhead did not participate in votes or deliberations concerning his compensation.

     Gary R. Fairhead, the Chief Executive Officer and President of the Company, is a member of CSI's Board of Directors. CSI is a shareholder of the Company and Messrs. Vyas and Patel are executive officers of CSI and directors of both CSI and the Company, and Mr. Reick is a director of CSI and the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during the 1996 fiscal year all filing requirements were complied with except that: Tang Industries, Inc. and Cyrus Tang each filed one Form 4 late, with respect to one transaction.

                              CERTAIN TRANSACTIONS

     During the year ended April 30, 1996, the Company purchased raw materials and leased operating space in Elk Grove Village, Illinois from CSI, which beneficially owns approximately 20% of the Company's outstanding Common Stock. Purchases of raw materials were approximately $4,754,800 for the year ended April 30, 1996, with a net amount in trade accounts payable related to these purchases of approximately $445,580 at April 30, 1996. The Company leases a portion of a building in Elk Grove Village, Illinois from CSI at a base rental of $26,000 per month with an additional $7,000 per month for real estate taxes. The lease requires the Company to pay maintenance and utility expenses. Rent and property tax expense totaled approximately $406,000 for the year ended April 30, 1996.

     On February 22, 1991, the Company entered into an agreement pursuant to which NMLP granted the Company the exclusive, worldwide license to manufacture and sell the chip inductors, coil, and high frequency product lines of an NMLP subsidiary, Electro Magnetic Devices, Inc. ("Electro"). The agreement expired on December 31, 1995. During the life of the agreement no royalties were incurred.

     In connection with the execution of the Electro license agreement described above, the Company purchased certain machinery and equipment from Electro. As of April 30, 1996, $194,456 was outstanding on the note. The note is secured by the purchased machinery and equipment.

     The Company also purchased in 1991 from Electro certain inventory and other assets and issued an unsecured promissory note. The principal amount was paid in monthly installments of $30,000 each, commencing on January, 1994, with interest accruing thereafter at the rate of 10% per annum. At April 30, 1996 the note was paid in full.

     During fiscal 1996, the Company purchased raw materials and tooling from National Metal Products, a subsidiary of NMLP. For the year ended April 30, 1996, these purchases totaled $34,799.

     The Company's investment in affiliate consists of a 45% ownership interest in SMT Unlimited L.P. ("SMTU"), which was formed on September 15, 1994, in Fremont, California, as a joint venture to provide surface mount technology assembly services primarily to electronic original equipment manufacturers. During fiscal year 1995, the Company invested $49,500 in exchange for a 45% limited partnership interest in SMTU and $2,500 in SMT Unlimited, Inc. ("SMT, Inc."), which is the general partner of SMTU, in exchange for

50% of its capital stock. One of the limited partners of SMTU is also an equal shareholder of SMT, Inc., along with the Company. The Company made advances to SMTU in exchange for subordinated debentures in the face amount of $50,000 and $600,000 in 1996 and 1995, respectively. These debentures bear interest at 8% and are to be repaid on December 31, 1999. In 1996, the Company also made advances to SMTU in exchange for promissory notes in the face amount of $300,000. These promissory notes bear interest at 12% and are to be repaid on April 30, 1997. The Company guarantees lease payments of approximately $188,000 for SMTU. The Company has been indemnified by one of the other limited partners in the amount of $94,000 for the guaranteed lease payments. SMTU pays the Company a $12,500 monthly administrative fee for administrative services.

     At April 30, 1996, 1995 and 1994, the Company recorded receivables of approximately $223,000, $223,000 and $221,000, respectively, for advances to a company in which the President and Chief Executive Officer of the Company is an investor.

     On August 1, 1995 the Company entered into a limited partnership agreement forming Lighting Components L.P. ("LC"). The Company owns approximately 12% of LC, which supplies distributors with a variety of electronic and molded plastic components for use in the sign and lighting industries. The Company plans to invest approximately $200,000 aggregate in the venture. At April 30, 1996 the Company had invested $2,500 in the venture and advanced $60,000 to LC in exchange for subordinated debentures. The Company also advanced $20,000 in exchange for short-term notes. The debentures bear interest at 12% and are payable semi-annually on April 15 and October 15 of each year. The debentures are to be repaid on October 15, 2000. The short-term notes bear interest at 12% per annum and are to be repaid two years from the date of issue. LC and the Company have also executed a manufacturing agreement.

                  PROPOSAL TO RATIFY SELECTION OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP has audited the books and records of the Company since its inception and the Board of Directors desires to continue the services of this firm for the current fiscal year ending April 30, 1997. Accordingly, the Board of Directors will recommend at the Meeting that the stockholders ratify the appointment of the firm of Ernst & Young LLP to audit the accounts of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

                                 MISCELLANEOUS

     The Company's 1996 Annual Report to Stockholders is being mailed to stockholders contemporaneously with this Proxy Statement.

COST OF SOLICITATION

     All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company or by telephone or telecopy. The Company will reimburse brokers and others holding Common Stock as nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock and obtaining their proxies.

PROPOSALS OF SECURITY HOLDERS

     Proposals of security holders intended to be presented at the 1997 Annual Meeting must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting no later than May 18, 1997.

                                          By order of the Board of Directors.

                                          LINDA K. BLAKE
                                          Secretary
Dated: August 16, 1996

                         SIGMATRON INTERNATIONAL, INC.
                              2201 LANDMEIER ROAD
                          ELK GROVE VILLAGE, IL 60007

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Gary R. Fairhead, Linda K. Blake, Henry J. Underwood, Jr., and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 1996 Annual Meeting of Stockholders of SIGMATRON INTERNATIONAL, INC. (the "Company") to be held at the Holiday Inn located at 1000 Busse Road, Elk Grove Village, Illinois at 10:00 a.m. local time, on Friday, September 20, 1996, or at any adjournment thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Meeting as follows:

1. ELECTION OF DIRECTORS
  / / FOR all nominees listed below            / / WITHHOLD AUTHORITY to vote
      (unless name of nominee is crossed out).     for all nominees listed below

           Dilip S. Vyas      Franklin D. Sove      Gary R. Fairhead

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

  / / FOR            / / AGAINST            / / ABSTAIN

3. IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (which the Board of Directors does not know of prior to August 16,
   1996)

                Management recommends your vote FOR all proposals.

                    (Continued and to be Signed on Other Side)

                          (Continued from Other Side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND WILL CONFER THE AUTHORITY IN PARAGRAPH 3.
    Receipt is hereby acknowledged of the Notice of the Meeting and Proxy Statement dated August 16, 1996, as well as a copy of the 1996 Annual Report to Stockholders.

                                              When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give title.
                                              Each joint owner is requested to
                                              sign. If a corporation or
                                              partnership, please sign by an
                                              authorized officer or partner.
                                              Please sign in the same manner as
                                              your certificate(s) is (are)
                                              registered.

                                              Dated , 1996.

                                              ----------------------------------
                                              (Signature of Stockholder(s))

                                              Please complete, date, sign and
                                              return this proxy in the envelope
                                              provided.